Exhibit 99.1

Contact:	Jason B. Cagle
Chief Financial Officer
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL

ANNOUNCES FOURTH QUARTER AND YEAR-END 2014 RESULTS

Dallas, Texas (February 24, 2015) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2014.

Fourth Quarter Financial Results

For the quarter ended December 31, 2014, consolidated net revenues increased 6% to $174.7 million compared with $164.9 million in the prior year period. Operating income for the fourth quarter increased 5% to $86.1 million compared with $81.9 million for the prior year period. EBITDA less noncontrolling interests increased 14% to $73.9 million in the fourth quarter of 2014 compared with $65.0 million for the prior year period.

Cash flows from operating activities for the fourth quarter of 2014 totaled $51.7 million compared with $31.8 million in the prior year period. During the fourth quarter of 2014, the Company and its consolidated subsidiaries invested $4.7 million in maintenance capital expenditures and an additional $1.9 million in the infrastructure of existing facilities.

Full Year Financial Results

For the year ended December 31, 2014, consolidated net revenues increased 4% to $640.8 million compared with $616.2 million in the prior year period. Operating income for 2014 increased 2% to $269.8 million as compared with $263.8 million for the prior year period. EBITDA less noncontrolling interests increased 4% to $225.6 million in 2014 as compared with $217.3 million for 2013.

Cash flows from operating activities for the year ended December 31, 2014, totaled $211.6 million compared with $159.9 million for the prior year period. During 2014, the Company and its consolidated subsidiaries invested $15.3 million in maintenance capital expenditures and an additional $4.1 million in the infrastructure of existing facilities.

Systemwide Financial Results

Due to the Company’s partnerships with physicians and prominent healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by the Company, equity in earnings of unconsolidated affiliates is a significant portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which includes revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, the Company calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At December 31, 2014, 156 of the 219 facilities the Company operated were not consolidated.

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United Surgical Partners Announces Fourth Quarter and Year-End 2014 Results

February 24, 2015

For the fourth quarter, the systemwide revenues of the facilities operated by the Company increased 16% on a year-over-year basis. On a same-store basis, systemwide net revenue increased 9% in the fourth quarter compared with the prior year period. For full year 2014, the systemwide revenues of the facilities operated by the Company increased 8% on a year-over-year basis. On a same-store basis, systemwide net revenue increased 5% during the year.

Development Activity

During the fourth quarter, the Company acquired an interest in two facilities. For full year 2014, the Company acquired an interest in ten facilities and sold its interest in two facilities.

Conclusion

Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “We were pleased to end the year with solid volume, revenue and earnings growth. We also had a very successful year from a development perspective, deploying approximately $150 million in new opportunities. Our development pipeline for new facilities and health system partners remains quite strong. We believe our core competencies and strategic relationships with prominent health systems and physician groups across the country position us well to be part of the solution, as the need for high value ambulatory and short-stay services continues to grow.”

The live broadcast of USPI’s fourth quarter conference call will begin at 5:00 p.m. Eastern Time on February 25, 2015. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 219 facilities, of which 154 are jointly owned with not-for-profit healthcare systems.

The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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United Surgical Partners Announces Fourth Quarter and Year-End 2014 Results

February 24, 2015

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Statements of Income

(in thousands, except number of facilities)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues	$174,716	$164,878	$640,824	$616,231

Equity in earnings of unconsolidated affiliates	43,008	31,761	116,607	95,520

Operating expenses:
Salaries, benefits and other employee costs	45,585	43,242	175,463	163,667
Medical services and supplies	31,388	28,318	109,636	101,149
Other operating expenses	27,155	23,733	110,642	99,425
General and administrative expenses	13,407	10,666	48,365	41,458
Provision for doubtful accounts	3,131	2,225	10,658	10,006
Net loss on deconsolidations, disposals and impairments	4,550	124	6,887	5,017
Depreciation and amortization	6,389	6,480	26,004	27,238

Total operating expenses	131,605	114,788	487,655	447,960

Operating income	86,119	81,851	269,776	263,791
Interest expense, net	(23,651)	(23,578)	(93,741)	(99,804)
Loss on early retirement of debt	—	—	—	(5,536)
Other, net	12	1	(68)	(2)

Income from continuing operations before income taxes	62,480	58,274	175,967	158,449
Income tax expense	(15,509)	(13,486)	(37,507)	(31,389)

Income from continuing operations	46,971	44,788	138,460	127,060
Discontinued operations, net of tax	—	—	(332)	—

Net income	46,971	44,788	138,128	127,060
Less: Net income attributable to noncontrolling interests	(23,130)	(23,443)	(77,081)	(78,782)

Net income attributable to USPI’s common stockholder	$23,841	$21,345	$61,047	$48,278

Supplemental Data:
Facilities operated at period end	219	214	219	214

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United Surgical Partners Announces Fourth Quarter and Year-End 2014 Results

February 24, 2015

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	Dec. 31, 2014	Dec. 31, 2013

ASSETS

Current assets:
Cash and cash equivalents	$36,554	$78,741
Available for sale securities	10,831	10,802
Accounts receivable, net of allowance for doubtful accounts of $11,974 and $10,236, respectively	57,616	51,608
Other receivables	23,568	24,191
Inventories of supplies	8,681	9,049
Deferred tax assets, net	29,518	22,333
Other	16,210	16,076

Total current assets	182,978	212,800

Property and equipment, net	128,887	132,474
Investments in unconsolidated affiliates	605,100	521,833
Goodwill and intangible assets, net	1,633,651	1,585,401
Other	33,241	28,176

Total assets	$2,583,857	$2,480,684

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$23,272	$17,407
Accrued expenses and other	265,583	278,876
Current portion of long-term debt	18,668	18,916

Total current liabilities	307,523	315,199

Long-term debt	1,457,203	1,454,692
Other liabilities	243,294	217,573

Total liabilities	2,008,020	1,987,464

Noncontrolling interests - redeemable	195,059	166,578

USPI stockholder’s equity	331,844	279,622
Noncontrolling interests - nonredeemable	48,934	47,020

Total equity	380,778	326,642

Total liabilities and equity	$2,583,857	$2,480,684

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United Surgical Partners Announces Fourth Quarter and Year-End 2014 Results

February 24, 2015

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.

Key Operating Statistics

(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended December 31,
	2014	2013	% Change
Systemwide same-facility statistics(1) (2):
Facility cases	273,781	266,627	2.7%
Net revenue/case	$2,544	$2,400	6.0%
Net revenue	$696,543	$639,813	8.9%
Facility operating income margin(3)	28.5%	28.2%	30bps

	Year Ended December 31,
	2014	2013	% Change
Systemwide same-facility statistics(1) (2):
Cases	990,666	984,954	0.6%
Net revenue/case	$2,397	$2,308	3.9%
Net revenue	$2,374,486	$2,273,007	4.5%
Facility operating income margin(3)	25.4%	25.4%	—

	Three Months Ended December 31,
	2014	2013	% Change
Other
Total consolidated facilities	63	65
EBITDA less noncontrolling interests(4)
GAAP operating income	$86,119	$81,851	5.2%
Depreciation and amortization	6,389	6,480
Net loss on deconsolidations, disposals and impairments	4,550	124

EBITDA	97,058	88,455
Net income attributable to noncontrolling interests	(23,130)	(23,443)

EBITDA less noncontrolling interests	$73,928	$65,012	13.7%

	Year Ended December 31,
	2014	2013	% Change
EBITDA less noncontrolling interests(4)
GAAP operating income	$269,776	$263,791	2.3%
Depreciation and amortization	26,004	27,238
Net loss on deconsolidations, disposals and impairments	6,887	5,017

EBITDA	302,667	296,046
Net income attributable to noncontrolling interests	(77,081)	(78,782)

EBITDA less noncontrolling interests	$225,586	$217,264	3.8%

(1)	Excludes de novo facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.
(2)	Statistics for acquired facilities are included in both periods.
(3)	Calculated as operating income divided by net revenue.
(4)	EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income, depreciation and amortization, and net loss on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by USPI may not be comparable to similarly titled measures of other companies.

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